Exhibit 16.1

February 17, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Metals Acquisition Corp, under Item 4.01 of its Form 8-K filed February 17, 2023. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on February 14, 2023, effective immediately. We are not in a position to agree or disagree with other statements of Metals Acquisition Corp contained therein.

Very truly yours,

Marcum llp